SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 28, 1993.



                          Tosco Corporation
          (Exact name of registrant as specified in charter)




  Nevada                  1-7910                  95-1865716
(State or other          (Commission              (IRS Employer
jurisdiction of           File Number)            Identification
incorporation)                                    No.)



72 Cummings Point Road, Stamford, CT                     06902
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code  203-977-1000

(Former name or former address, if changed since last report.)

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          On December 28, 1993, Tosco Corporation ("Tosco"), pursuant to an Agreement for the Purchase and Sale of Assets dated as of November 9, 1993 (the "Agreement") with BP Exploration & Oil, Inc. ("BP"), completed the acquisition of BP's retail marketing and refining assets located in the states of Washington and Oregon (the "Assets"). The purchase price for the Assets was approximately $124 million, plus the value of inventory, and a profit participation of up to $150 million in the aggregate over the five years following the acquisition. The profit participation will be based upon performance from the refining and retail marketing segments. Profit participation payments relating to the refining segment's performance will be limited to a cumulative total of $50 million, while such payments relating to the retail marketing segment's performance will be limited to a cumulative total of $100 million. The retail marketing and refining assets include the Ferndale Refinery (located in Ferndale, Washington), approximately 129 company-owned or leased gasoline service stations, five undeveloped service station sites, two product distribution terminals located in Tacoma and Renton, Washington and the right to market under the BP brand in Oregon and Washington for five years.

          The Ferndale Refinery, originally built by Mobil Corporation in 1954, has a current capacity of approximately 84,000 barrels per day of crude oil and other feedstocks. It has modern, deep-water marine facilities and is connected to the Olympic Pipeline for product shipments to the Seattle and Portland metropolitan areas. BP has agreed to supply the Ferndale Refinery, at Tosco's option, with crude oil for a period of five years on terms Tosco considers to be favorable.

          The retail marketing system is comprised of approximately 129 company-owned or leased stations and 377 dealer owned and operated stations. Of the approximately 41,200 barrels per day of gasoline and diesel fuel sold by the retail marketing system, more than one-third is accounted for by the company-owned or leased stations. Many of the stations include convenience stores. In 1992, the retail marketing system had an approximate 15% market share of retail gasoline sales in Washington and Oregon (as measured by government statistics).

          The funds for the acquisition were received from a combination of sources, including approximately $88.5 million net proceeds received from a public offering of Common Stock of Tosco (2,990,000 shares of Common Stock sold at a price of $30.75 per share), Tosco's available cash and funds available under Tosco's revolving credit agreement.

          The purchase price and all negotiations relating to the transaction were on an arm's length basis. The assets acquired by Tosco will continue to be used for the refining, marketing and terminalling of petroleum products.

          The foregoing description of the acquisition is qualified in its entirety by reference to the complete text of the Agreement which was filed as an exhibit to Tosco's Current
Report on Form 8-K dated November 9, 1993.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS.

          (a), (b) In response to a request from Tosco to the effect that the acquisition of the Assets did not constitute the acquisition of a business as contemplated by Article 11 of Regulation S-X under the Securities Exchange Act of 1934, the Division of Corporation Finance of the Securities and Exchange Commission agreed not to object to the omission of historical financial statements of the Assets in this Form 8-K.

          Tosco believes that historical financial statements covering BP's ownership of the Assets will not be meaningful to Tosco or its stockholders since there will be many fundamental differences in regard to refinery operations, personnel, marketing, management and commercial activities. It is Tosco's view that it acquired assets and not a continuing business enterprise. The more significant of these differences include the following:

          (a) BP is an integrated, worldwide oil company with crude oil exploration production, marine and pipeline transportation, refinery and retail marketing capabilities. Tosco only acquired certain of BP's West Coast refining and marketing assets and did not acquire BP's California retail operations, truck stops, pipeline or certain terminals.

          (b) Tosco will operate the Assets as a stand alone business entity with its own locally headquartered management, rather than as part of a larger horizontally and vertically integrated entity.

          (c) The Assets acquired do not include supply and distribution, computer and control systems, marine operations, general and administrative functions and accounting.

          (d) BP's practice was to make intercorporate charges to each of its West Coast refining and marketing operations.
Those historical charges will not have any relationship to the costs that Tosco will incur after the acquisition.

          (e) Tosco will build entire accounting, finance, credit and treasury functions for the Assets, which functions had previously been handled by BP's corporate offices.

          (f) Tosco will have to develop its own outlet and customer base for 35% of the output of the Ferndale Refinery. Tosco will use different crude sources and a different crude mix at the Ferndale Refinery in order to modify the product output in response to market conditions.

          (g) Feedstock and product prices will be based on market price rather than the cost based transfer prices used by BP.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TOSCO CORPORATION


Dated:  January 10, 1994      By:/S/ Jefferson F. Allen
                                   Jefferson F. Allen,
                                   Executive Vice President and
                                   Chief Financial Officer